UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 9, 2015

IRIDEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27598	77-0210467
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1212 Terra Bella Avenue

Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 940-4700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is being filed with the U.S. Securities and Exchange Commission in connection with the adoption and commencement of certain material compensatory plans, contracts or arrangements between IRIDEX Corporation (the “Company” or “we,” “us,” or “our”) and William M. Moore, the Company’s President and Chief Executive Officer, and James H. Mackaness, the Company’s Chief Financial Officer and Chief Operating Officer.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2015 Senior Management Bonus Program

On January 9, 2015, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company unanimously approved the Company’s 2015 Senior Management Bonus Program (the “Bonus Program”). Mr. Mackaness is eligible to participate in the Bonus Program. Mr. Mackaness’ target amount under the Bonus Program is $60,000.

Awards under the Bonus Program are based upon the Company’s achievement of certain revenue and gross margin goals and the individual participant’s achievement of certain individual performance goals in fiscal year 2015.

Revenue-Based Component: The revenue-based component of the Bonus Program represents 70% of the total available award amount. If the Company achieves less than approximately 88% of the revenue target, participants will earn 0% of the target amount associated with the revenue-based component. If the Company achieves 100% of the revenue target, participants will earn 100% of the target amount associated with the revenue-based component. If the Company achieves approximately 121% of the revenue target, participants will earn 200% of the target amount associated with the revenue-based component. Amounts payable under the revenue-based component of the Bonus Program scale upward between these achievement levels and are capped at 200%.

Gross Margin-Based Component: The gross margin-based component of the Bonus Program represents 20% of the total available award amount. If the Company achieves less than approximately 98% of the gross margin target, participants will earn 0% of the target amount associated with the gross margin-based component. If the Company achieves 100% of the gross margin target, participants will earn 100% of the target amount associated with the gross margin-based component. If the Company achieves approximately 102% of the gross margin target, participants will earn 200% of the target amount associated with the gross margin-based component. Amounts payable under the gross margin-based component of the Bonus Program scale upward between these achievement levels and are capped at 200%.

Individual Component: The individual performance component represents 10% of the total available award amount. In the event a participant does not meet or partially meets his or her individual performance goals, the individual performance component amount would be reduced, as determined by the Committee. Amounts payable under the individual performance component of the Bonus Program are capped at 100%.

Additional Conditions: No amount will be payable under the revenue-based component if the Company achieves less than approximately 94% of the gross-margin target. Furthermore, no amount will be payable under any component of the Bonus Program unless the Company achieves a minimum level of operating income in fiscal year 2015. For the purposes of the Bonus Program, “operating income” is defined as gross profits less operating expenses and unusual items excluded by the Committee, and therefore does not include other income or expenses or taxes.

Other Compensation

On January 9, 2015, the Committee also granted a restricted stock unit (“RSU”) award for up to 50,000 shares of the Company’s common stock (“Common Stock”) to Mr. Moore and a restricted stock unit award for up to 40,000 shares of Common Stock to Mr. Mackaness. Each of these awards was issued under the terms of the Company’s 2008 Equity Incentive Plan, as amended (the “2008 Plan”). The Committee also approved an increase in Mr. Moore’s annual base salary to $425,000 per year commencing in fiscal year 2015.

Mr. Moore will vest in 10,000 shares of Common Stock under his RSU award 60 days following the fourth anniversary of the grant date if the average closing price of the Common Stock during the prior 60 day period equals or exceeds 100% of his target average closing price. Mr. Moore will vest in an additional 10,000 shares of Common Stock under his RSU award 60 days following the fourth anniversary of the grant date if the average closing price of the Common Stock during the prior 60 day period equals or exceeds 115% of his target average closing price. Mr. Moore will vest in an additional 10,000 shares of Common Stock under his RSU award 60 days following the fourth anniversary of the grant date if the average closing price of the Common Stock during the prior 60 day period equals or exceeds 130% of his target average closing price. Finally, Mr. Moore will vest in an additional 20,000 shares of Common Stock under his RSU award 60 days following the fourth anniversary of the grant date if the average closing price of the Common Stock during the prior 60 day period equals or exceeds 150% of his target average closing price.

Mr. Mackaness will vest in 10,000 shares of Common Stock under his RSU award as follows: 20% of such shares will vest upon the grant date, and an additional 20% of such shares will vest upon each of the first, second, third and fourth anniversary of the grant date. Mr. Mackaness will vest in an additional 10,000 shares of Common Stock under his RSU award 60 days following the fourth anniversary of the grant date if the average closing price of the Common Stock during the prior 60 day period equals or exceeds 100% of his target average closing price. Finally, Mr. Mackaness will vest in an additional 20,000 shares of Common Stock under his RSU award 60 days following the fourth anniversary of the grant date if the average closing price of the Common Stock during the prior 60 day period equals or exceeds 120% of his target average closing price.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDEX CORPORATION

By:	/s/ JAMES H. MACKANESS

James H. Mackaness Chief Operating Officer and Chief Financial Officer

Date: January 15, 2015